December 18, 2008

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:	Maxconcept International Holdings, Inc.
File Reference No. 000-53417

We were previously the independent registered public accounting firm for Maxconcept International Holdings, Inc. and under the date of September 3, 2008, we reported on the financial statements of Maxconcept International Holdings, Inc. as of July 31, 2008, and for the period from July 11, 2008 (inception) to July 31, 2008.

On December 18, 2008, the Company dismissed us as its independent registered public accounting firm. We have read Maxconcept International Holdings, Inc.'s statements included in Item 4.01 on Form 8-K regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,

Berman & Company, P.A.
Certified Public Accountants

551 NW 77th Street. Suite 107 * Boca Raton, FL 33487
Phone: (561) 864-4444 * Fax: (561) 892-3715
www.bermancpas.com * info@bermanepas.com
Registered with the PCAOB * Member AICPA Center for Audit Quality
Member American Institute of Certified Public Accountants
Member Florida Institute of Certified Public Accountants